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                                                                 EXHIBIT 10.33


                                 LOAN AGREEMENT

                          DATED AS OF JANUARY 31, 1997





               This Loan Agreement is entered into as of the 31st day of January, 1997, by and between DATA DOCUMENTS, INC., a Nebraska corporation ("Borrower"), and FIRST BANK NATIONAL ASSOCIATION (the "Bank").




                                    ARTICLE I
                        AMOUNTS AND TERMS OF THE ADVANCES


SECTION 1.01.  THE ADVANCES.

    (a) The Bank agrees, on the terms and conditions hereinafter set forth, to make advances (the "Advances") to Borrower from time to time during the period from the date hereof to and including July 15, 1999 (the "Termination Date") in an aggregate amount not to exceed at any time outstanding $20,000,000 (the "Commitment"). Each Advance shall be in an amount not less than $100,000 or an integral multiple thereof.

    (b) Letters of Credit. Upon the request of Borrower, an Advance may be made by virtue of the Bank issuing letter(s) of credit for the account of Borrower (each a "Letter of Credit"), provided, however the aggregate undrawn face amount of all such Letters of Credit shall not exceed $2,000,000. Any such Advance by virtue of the issuance of a Letter of Credit shall be preconditioned upon Borrower executing and delivering any and all documents or instruments customarily required by Bank in connection with letters of credit and paying any and all fees customarily imposed by Bank and as a result of the issuance of any such Letter of Credit, Borrower agrees to pay all continuing fees or charges as provided in such documents or instruments. Any such Advance shall not bear interest until, and then only to the extent, any draw under any such Letter of Credit is not immediately reimbursed or paid by Borrower, however, the outstanding amount of all Letters of Credit shall be considered as Advances for purposes of Sections 1.01(d) and 1.07.

    (c) Recordation of Amount of Advances. The books and records of the Bank shall be prima facia evidence of the principal balance of the Advances outstanding at any time and the amount of accrued interest.

    (d) Limitation on Advances and Borrowing Base. The Advances outstanding at any time shall not exceed the lesser of $20,000,000 or the amount of the Borrowing Base (as defined in Section 1.02).





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SECTION 1.02.  DEFINITIONS.

"Accounts" shall mean any right to payment for merchandise, goods or commodities sold and delivered to any Person, which is not evidenced by an instrument or chattel paper.

"Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

"Acquisition Indebtedness" means Acquired Debt and Indebtedness incurred to finance the acquisition by the Borrower or a Subsidiary thereof of another entity, either through merger or acquisition of substantially all of its assets or voting securities.

"Advances" is defined in Section 1.01(a).

"Annual Amount" is defined in Section 4.02(b).

"Asset Sale" means any sale, issuance, conveyance, transfer, lease, or voluntary disposition, in one or a series of related transactions, of any assets of a Loan Party; other than the sale of inventory or obsolete, damaged, worn-out or unusable equipment in the ordinary course of business.

"Borrower Collateral" means the Collateral as defined in the Security Agreement.

"Borrowing Base" shall mean an amount equal to 80% of Borrower's and the Guarantors' Eligible Accounts.

"Borrowing Base Certificate" shall mean a Borrowing Base Certificate in substantially the form of Exhibit A attached hereto.

"Business Day" is defined in Section 1.09.

"Collateral" means the Borrower Collateral, the Incorporated Collateral, the Emblem Collateral and the PBF Collateral.

"Commitment" is defined in Section 1.01(a).

"Default Rate" is defined in Section 1.05(b).

"Eligible Accounts" shall mean those Accounts which are part of the Collateral and are the subject of a first perfected security interest in favor of the Bank and are not Ineligible Accounts Receivable. Ineligible Accounts Receivable are those Accounts which are: (i) in dispute or subject to an existing claim or set off, to the extent of the dispute, claim or set off; (ii) owed







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by an account debtor located outside the United States, and not secured by a bank letter of credit satisfactory to the Bank in its sole discretion; (iii) owed by an account debtor which is the subject of a bankruptcy or insolvency proceeding or who is insolvent or has made an assignment for the benefit of creditors or who has failed, suspended or gone out of business; (iv) owed by any Person who is, directly or indirectly, owned by, controlled by or influenced by Borrower; (v) owed by any Government; (vi) unpaid 90 days after date of invoice;
(vii) owed by any Person obligated to pay any Account deemed an Ineligible Account Receivable under subparagraph (vi) above if the ineligible portion of the account receivable is 50% or more of the total amount due from such Person.

"Emblem" is defined in Section 2.01(c).

"Emblem Collateral" means the Collateral as defined in the Emblem Security Agreement.

"Emblem Security Agreement" is defined in Section 2.01(e).

"First Bank Reference Rate" is defined in Section 1.05(a).

"Fixed Charge Coverage Ratio" has the meaning ascribed to it in the Indenture.

"Guarantor(s)" is defined in Section 2.01(c).

"Government" shall mean the United States of America or any department or agency thereof and any state or any agency or political subdivision thereof.

"Incorporated" is defined in Section 2.01(c).

"Incorporated Collateral" means the Collateral as defined in the Incorporated Security Agreement.

"Incorporated Security Agreement" is defined in Section 2.01(f).

"Indebtedness" means, with respect to any Person (without duplication): (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business and not more than 90 days past due unless the same is being contested in good faith); (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person as lessee under capital leases;
(vi) all obligations, contingent or otherwise, of such Person under bankers' acceptance and letter of credit facilities; and (vii) all Indebtedness of others guaranteed by such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such





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date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that, in the case of each of clauses (i), (ii) and (iii) above, the amount of such Indebtedness will be the amount that would appear as a liability on the balance sheet of such Person prepared in accordance with generally accepted accounting principles.

"Indenture" means the Indenture dated as of November 28, 1994 between Borrower and the guarantors referred to therein and Nationsbank of Texas, N.A., as trustee, as amended and supplemented to the date hereof.

"Ineligible Accounts Receivable" is defined in the definition of Eligible Accounts.

"Intercreditor Agreement" is defined in Section 2.01(f).

"Letter of Credit" is defined in Section 1.01(b).

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

"Loan Document" is defined in Section 2.01(f).

"Loan Party" is defined in Section 2.01(c).

"Net Worth" is defined in Section 4.01(c).

"Note" is defined in Section 1.04.

"Outstanding Principal Amount" is defined in Section 1.04.

"PBF" is defined in Section 2.01(c).

"PBF Collateral" means the Collateral as defined in the PBF Security Agreement.

"PBF Security Agreement" is defined in Section 2.01(d).

"Permitted Liens" means: (i) Liens in favor of the Borrower and/or its Subsidiaries; (ii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were not created in contemplation of, or as part of a transaction financing, such acquisition, merger or consolidation; (iii) Liens on property existing at the time of acquisition thereof by the






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Borrower or any Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such acquisition; (iv) Liens incurred in the ordinary course of business to support hedging obligations or trade letters of credit; (v) Liens to secure Indebtedness for borrowed money of a Loan Party to another Loan Party; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary-course of business; (vii) Liens existing on the date of this Agreement to the extent described in Exhibit B attached hereto;
(viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded; (ix) Liens arising by reason of any judgment, decree or order of any court with respect to which the Borrower or any of its Subsidiaries shall then in good faith be prosecuting an appeal or other proceedings for review; (x) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Borrower or any of its Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, and similar encumbrances, rights or restrictions on personal or real property not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor in respect of any capital lease; (xi) Liens and priority claims incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit, including, without limitation, liens incurred or deposits made in connection with mechanic's liens, workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, government contracts and rights to assets of purchasers under contracts to purchase such assets, entered into in the ordinary course of business; and (xii) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement.


"Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

"Purchase Money Obligation" means Indebtedness representing, or incurred to finance, the cost of acquiring or constructing any facilities or equipment in the ordinary course of business of the Borrower or any of its Subsidiaries (or a reasonably related business) (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Borrower or any of the Subsidiaries of Borrower); provided that
(i) the principal amount of such Indebtedness does not exceed 100% of such cost together with related transaction costs, (ii) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired and (iii) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 180 days of the acquisition of such property or asset by the Borrower or any of the Subsidiaries of Borrower.









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"Purchase Money Liens" means (i) Liens to secure or securing Purchase Money
Obligations and (ii) Liens to secure Indebtedness incurred solely to refinance Purchase Money Obligations.

"Security Agreement" is defined in Section 2.01(b).

"Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 80% of the total voting power of shares of capital stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, but such Person.

"Termination Date" is defined in Section 1.01(a).

SECTION 1.03. MAKING THE ADVANCES. Each Advance shall be made on notice from the Borrower to the Bank no later than 12:00 noon on the date such Advance is proposed to be made specifying the date (which shall be a Business Day, defined herein) and amount of such Advance. Not later than 2:00 p.m. (Omaha, Nebraska time) on the date of such Advance and upon fulfillment of the applicable conditions set forth in Article II, the Bank will make such Advance available to the Borrower in same day funds at the Bank's address referred to in Section 6.02.


SECTION 1.04. REPAYMENT. Borrower shall repay the aggregate unpaid principal amount of all Advances outstanding on the Termination Date (the "Outstanding Principal Amount") in accordance with the promissory note of Borrower, in substantially the form of Exhibit C hereto (the "Note").


SECTION 1.05. INTEREST

    (a) Interest Payments. Borrower shall pay interest on the unpaid principal amount of each Advance from and including the date of such Advance to but excluding the date such principal is paid in full, payable on the first day of each month, at an interest rate per annum equal to the First Bank Reference Rate (as defined below) plus 0.75% with each change in the interest rate to take effect simultaneously with the corresponding change in the First Bank Reference Rate.



               "First Bank Reference Rate," at the time of any determination means the rate of interest per annum which has been publicly announced by First Bank National Association in Minneapolis, Minnesota ("FBNA") as its "reference rate", which may be a rate at, above or below the rate or rates at which the Bank or FBNA lends to other parties.




    (b) Overdue Interest. On any overdue principal amount of any Advance, the Borrower shall pay interest on demand at the Default Rate from the date such amount becomes due until such amount is paid in full. The "Default Rate" is a rate equal to the First Bank Reference Rate plus 2.00%.






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SECTION 1.06. OPTIONAL PREPAYMENTS. Borrower may prepay the Note in whole or in part at any time, provided, however, that each partial prepayment shall be in a principal amount of not less than $100,000.

SECTION 1.07. COMMITMENT FEE. Borrower agrees to pay to Bank a commitment fee on the average daily unused portion of the Commitment from the date hereof at the rate of one-quarter (1/4) of 1% per annum payable in arrears on the last day of each calendar quarter during the term of the Commitment.

SECTION 1.08. PAYMENTS AND COMPUTATIONS. Borrower shall make each payment under any Loan Document (as hereinafter defined) not later than 2:00 p.m. (Omaha, Nebraska time) on the day when due in lawful money of the United States of America to the Bank at its address referred to in Section 6.02 in same day funds. Borrower hereby authorizes the Bank, if and to the extent payment is not made when due under any Loan Document, to charge from time to time against any account of Borrower with the Bank any amount so due. All computations of interest shall be made by the Bank on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed.

SECTION 1.09. PAYMENT ON NONBUSINESS DAYS. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of Nebraska (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 1.10. EVIDENCE OF DEBT. The indebtedness of Borrower resulting from all Advances made from time to time shall be evidenced by the Note delivered to the Bank pursuant to Article II.



                                   ARTICLE II

                              CONDITIONS OF LENDING

SECTION 2.01. CONDITION PRECEDENT TO INITIAL ADVANCE. The obligation of the Bank to make its initial Advance is subject to the condition precedent that the Bank shall have received on or before the day of such Advance the following in form and substance satisfactory to Bank:

        (a)     The Note.

        (b) The Commercial Security Agreement of Borrower (the "Security Agreement") covering the Collateral (as defined in the Security Agreement) in form and substance satisfactory to Bank together with:






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              (i)    executed copies of proper Financing statements (Form UCC-1)
                     to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the Bank's sole discretion, desirable to perfect the security interests created by the Security Agreement, and



              (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports, of all effective financing statements which name Borrower (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in paragraph (i) above, together with copies of such financing statements (none of which shall cover the Collateral), other than (i) financing statements naming Nationsbank of Texas, N.A. or the Bank of New York as trustee for the holders of the Senior Secured Notes (as defined in the Indenture) as secured party, (ii) financing statements naming Congress Financial Corporation (Western) as secured party that are to be terminated reasonably promptly after the closing date, and (iii) financing statements identified in the Uniform Commercial Code search reports identified in Exhibit B which do not cover the Collateral.



        (c) The Commercial Guaranty (individually and collectively the "Guaranty") of PBF Washington, Inc., a Washington corporation, ("PBF"), Cal Emblem Labels, Inc., a California corporation ("Emblem"), and Data Documents Incorporated, a Delaware corporation ("Incorporated") (PBF, Emblem and Incorporated are collectively sometimes hereinafter referred to as "Guarantors", with each individually being a "Guarantor"; Borrower and Guarantors are collectively referred to as "Loan Parties", with each individually being a "Loan Party" each in form and substance satisfactory to Bank.



        (d) The Commercial Security Agreement of PBF (the "PBF Security Agreement") covering the Collateral (as defined in the PBF Security Agreement) in form and substance satisfactory to Bank together with:



                (i) executed copies of proper Financing statements (Form UCC-1) to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the Bank's sole discretion, desirable to perfect the security interests created by the PBF Security Agreement, and



                (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports, of all effective financing statements which name PBF (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in paragraph (i) above, together with copies of such financing statements (none of which shall cover the Collateral, other than (i) financing statements naming Nationsbank of Texas, N.A. or the Bank of New York as trustee for




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                        the holders of the Senior Secured Notes (as defined in
                        the Indenture) as secured party, (ii) financing statements naming Congress Financial Corporation (Western) as secured party that are to be terminated reasonably promptly after the closing date, and (iii) financing statements identified in the Uniform Commercial Code search reports identified in Exhibit B which do not cover the Collateral.



        (e) The Commercial Security Agreement of Emblem (the "Emblem Security Agreement") covering the Collateral (as defined in the Emblem Security Agreement) in form and substance satisfactory to Bank together with:



                (i) executed copies of proper Financing statements (Form UCC-1) to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the Bank's sole discretion, desirable to perfect the security interests created by the Emblem Security Agreement, and



                (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports, of all effective financing statements which name Emblem (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in paragraph
                        (i) above, together with copies of such financing statements (none of which shall cover the Collateral, other than (i) financing statements naming Nationsbank of Texas, N.A. or the Bank of New York as trustee for the holders of the Senior Secured Notes (as defined in the Indenture) as secured party, (ii) financing statements naming Congress Financial Corporation (Western) as secured party that are to be terminated reasonably promptly after the closing date, and (iii) financing statements identified in the Uniform Commercial Code search reports identified in Exhibit B which do not cover the Collateral.



        (f) The Commercial Security Agreement of Incorporated (the "Incorporated Security Agreement") covering the Collateral (as defined in the Incorporated Security Agreement) in form and substance satisfactory to Bank together with:



                (i) executed copies of proper Financing statements (Form UCC-1) to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the Bank's sole discretion, desirable to perfect the security interests created by the Incorporated Security Agreement, and



                (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports, of all effective financing statements which name Incorporated (under its present name and any previous name) as debtor and which are filed in the jurisdictions referred to in paragraph
                        (i) above, together with copies of such financing statements (none of which





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                        shall cover the Collateral), other than (i) financing
                        statements naming Nationsbank of Texas, N.A. or the Bank of New York as trustee for the holders of the Senior Secured Notes (as defined in the Indenture) as secured party, (ii) financing statements naming Congress Financial Corporation (Western) as secured party that are to be terminated reasonably promptly after the closing date, and (iii) financing statements identified in the Uniform Commercial Code search reports identified in Exhibit B which do not cover the Collateral.



        (g) An Intercreditor Agreement (the "Intercreditor Agreement" and collectively with this Agreement, the Note, the Security Agreement, the Guaranty, the PBF Security Agreement, the Emblem Security Agreement, the Incorporated Security Agreement, the "Loan Documents" and individually a "Loan Document") executed by the trustee under the Indenture and Borrower in form and substance satisfactory to Bank.



        (h) A Lock Box Agreement with First National Bank of Omaha in form and substance satisfactory to Bank.



        (i) Certified copies of the resolutions of the Board of Directors of the corporate Loan Parties approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Loan Document.



        (j) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of the Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.



        (k) A favorable opinion of the counsel for the Loan Parties, in form and substance satisfactory to Bank and as to such matters as Bank may reasonably request.



        (l) A favorable opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim, counsel for the Bank, as to such matters as the Bank may reasonably request.




SECTION 2.02. CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of the Bank to make each Advance (including the initial Advance) shall be subject to the further conditions precedent on the date of such Advance that the following statements shall be true and the Bank shall have received a certificate signed by a duly authorized officer of the Borrower, dated the date of such Advance, stating that:



        (a) The representations and warranties contained in Section 3.01 of this Agreement, and in the Security Agreement, are correct in all material




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                respects on and as of the date of such Advance as though made on and as of such date, and



        (b) No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.



                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:



        (a) Each Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated.



        (b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party is within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Loan Party's charter or by-laws or (ii) law or (iii) any contractual restriction binding on such Loan Party the breach of which would have a material adverse effect on the Loan Parties taken as a whole, and do not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of its properties.



        (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party.



        (d) This Agreement is, and each other Loan Document to which each Loan Party will be a party when delivered hereunder will be, legal, valid and binding obligations of the Loan Party enforceable against the Loan Party in accordance with their respective terms.



        (e) The balance sheets of Incorporated as of September 30, 1996, and the related statements of income and retained earnings of Incorporated for the fiscal period then ended, copies of which have been furnished to the Bank, fairly present the consolidated financial condition of Incorporated and its Subsidiaries and the results of the operations of Incorporated and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently






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                applied, and since September 30, 1996, there has been no
                material adverse change in such condition or operations.



        (f) There is no pending or threatened action or proceeding against the Borrower before any court, governmental agency or arbitrator, which could reasonably be expected to materially adversely affect the financial condition or operations of the Borrower or any other Loan Party or which purports to affect the legality, validity or enforceability of this Agreement or any Loan Document.



        (g) No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.



        (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.



        (i) The terms "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in the "CERCLA," "SARA," the Hazardous Materials Transportation Act, 49 U.S.C.
                Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. Except as disclosed to and acknowledged by Bank in writing: (i) during the period of any Loan Party's ownership of any of its properties, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any Person on, under, or from any of the properties in violation of any applicable law, except any such use, generation, manufacture, storage, treatment, disposal, release or threatened release that could not be reasonably expected to have a material adverse effect on the Loan Parties, taken as a whole; (ii) Borrower has no knowledge of, or reason to believe that there has been (a) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance on, under, about or from the properties by any prior owners or occupants of any of the properties in violation of any applicable law, or (b) any actual or threatened litigation or claims of any kind by any Person relating to such matters, except with respect to either clause
                (a) or clause (b) above, with respect to such matters that could not be reasonably expected to have a material adverse effect on the Loan Parties, taken as a whole; (iii) neither Borrower, nor any other Loan Party, nor any tenant, contractor, agent or other authorized user of any of the properties shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, or from any of the properties in any manner that is not in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation those laws, regulations and ordinances described above, except for any such matters that could not reasonably expected to have a material adverse effect on the Loan Parties, taken as a whole. The representations and warranties contained herein are based on knowledge obtained by Borrower and the other Loan Parties in the ordinary course of operating their businesses.


        (j) Each employee benefit plan as to which Borrower or any other Loan Party may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event nor Prohibited Transaction (as defined in the Employee Retirement Income Security Act of 1974, as amended) has occurred with respect to any such plan, (ii) neither Borrower nor any other Loan Party has withdrawn from any such plan or initiated steps to do so,
                (iii) no steps have been taken to terminate any such plan, and
                (iv) there are no unfunded liabilities other than those previously disclosed to Bank in writing.


        (k) All information heretofore or contemporaneously herewith furnished by Borrower or any other Loan Party to Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower or any other Loan Party to Bank will be, taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified; and such information is not or will not be incomplete by omitting to state any material fact necessary to make such information not misleading.



                                   ARTICLE IV
                            COVENANTS OF THE BORROWER

SECTION 4.01. AFFIRMATIVE COVENANTS. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, Borrower will and cause each other Loan Party to, unless the Bank shall otherwise consent in writing:


        (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.


        (b) Visitation Rights. At any reasonable time and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of the abstracts from the records and books of account of, and visit the properties of, the Borrower or any other Loan Party, and to discuss the affairs, finances and accounts of the Borrower or any other Loan Party with any of its directors, officers or employees.

        (c) Net Worth. Have and maintain a Net Worth (as hereinafter defined) of Incorporated on a consolidated basis of not less than $27,000,000. "Net Worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles consistently applied.


        (d) Reporting Requirements. Furnish to the Bank: (i) as soon as available and in any event within 45 days after the end of each month of each fiscal year of Incorporated, balance sheets of Incorporated as of the end of such month and statements of income and retained earnings of Incorporated for the period commencing at the end of the previous fiscal year and ending with the end of such month certified by the chief financial officer of Incorporated; (ii) as soon as available and in any event within 120 days after the end of each fiscal year of Incorporated, a copy of the annual report for such year for Incorporated containing financial statements for such year certified in a manner acceptable to the Bank by independent public accountants acceptable to the Bank, as presenting fairly the consolidated financial position of Incorporated and the results of operations and the changes in financial position for such year in conformity with generally accepted accounting principles consistently applied; (iii) promptly after the sending or filing thereof, copies of all reports which Incorporated sends to any of its security holders, and copies of all reports and registration statements which Incorporated files with the Securities and Exchange Commission or any national securities exchange; (iv) as soon as possible and in any event within five days after the occurrence of each Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief executive officer of Incorporated setting forth details of such Event of Default or event and the action which the Loan Parties propose to take with respect thereto; (v) as soon as available but in no event more than 90 days after the close of each of Incorporated's fiscal years, a certificate of independent public accountants to the effect that in making the examination necessary for their audit they have obtained no knowledge of an Event of Default or event, or if they have obtained knowledge of any such Event of Default or event, disclosing the nature and period of the existence of the same; (vi) monthly within (25) days of the end of each month, a completed Borrowing Base Certificate of Borrower executed by an Executive Officer of Borrower; and (vii) such other information respecting the current or expected condition or operations, financial or otherwise, of the Borrower as the Bank may from time to time reasonably request.


        (e) Maintenance of Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as is customarily maintained by companies in the same business as, or in businesses similar to the business of the Borrower. In connection with all policies covering Collateral, Borrower will provide Bank with such loss payable or other endorsements as Bank may require.

        (f) Operations. Maintain executive personnel with substantially the same qualifications and experience as the present executive personnel; provide written notice to Bank of any change in executive personnel; conduct its business affairs in a reasonable and prudent manner and in material compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including without limitation, compliance with the Americans With Disabilities Act and with all minimum funding standards and other requirements of ERISA and other laws applicable to Borrower's or any other Loan Party's employee benefit plans.


SECTION 4.02. NEGATIVE COVENANTS. So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, Borrower will not and will not allow any other Loan Party to, without the written consent of the Bank:


        (a) Liens. Create, incur, assume or suffer to exist any Lien with respect to any of the Collateral, except (i) Purchase Money Liens, (ii) Liens securing Acquisition Indebtedness in an aggregate amount not to exceed Five Million Dollars ($5,000,000) at any one time outstanding, provided that -------- such Lien does not extend to or cover any asset or property other than the asset or property being acquired, or owned by the entity being acquired, (iii) Liens securing Borrower's and its Subsidiaries' obligations under or relating to the Indenture, (iv) Permitted Liens and (v) Liens the subject of and described in the Intercreditor Agreement.


        (b) Indebtedness. Create or suffer to exist (collectively, "incur") any Indebtedness, other than Permitted Indebtedness (as defined in the Indenture), provided, however, that Borrower may incur Indebtedness if the Fixed Charge Coverage Ratio (as defined in the Indenture) for Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least equal to 2.75:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period. Notwithstanding the foregoing, Borrower and its Subsidiaries may incur (x) Acquisition Indebtedness in an aggregate amount outstanding at any one time not to exceed Five Million Dollars ($5,000,000) and
                (y) Indebtedness incurred in the ordinary course of business in connection with Purchase Money Obligations, provided, that the aggregate principal amount of Indebtedness incurred during any period of twelve consecutive calendar months (a "12-month period") pursuant to this clause (y) shall not exceed $4,000,000 (the "Annual Amount") except that Borrower may carry forward from the previous 12-month period any unused portion of such Annual Amount and may use all or a portion of the immediately succeeding 12-month period's unused Annual Amount so long as the aggregate principal amount of Indebtedness incurred in any 12-month period pursuant to this clause (y) shall not exceed $6,000,000.

        (c) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares or any class of capital stock of the Borrower or any other Loan Party, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any other Loan Party or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Borrower or any other Loan Party may make Restricted Payments as permitted under and in accordance with Section 4.7 of the Indenture.


        (d) Line of Business. Engage primarily in any line of business other than (i) the business forms and labels business or (ii) lines of business and services that are, in the reasonable judgment of the Board of Directors of the Borrower, reasonably related to, or complementary to and consistent with, the business forms and labels business.


        (e) Limitation on Fundamental Changes. Consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person unless:


                (i) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;


                (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Borrower or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (A) assumes all the obligations of the Borrower, as applicable, under this Agreement, and (B) takes all action that may be necessary or reasonably requested by the Bank to grant the Bank a valid, enforceable and perfected first priority Lien on its assets, subject only to liens permitted under this Agreement;


                (iii) immediately after such transaction no Event of Default exists;


                (iv) the Borrower or any corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, as applicable, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.02(b) hereof.



        (f) Limitation on Asset Sales. Neither Borrower nor any other Loan Party will, or will permit any of its Subsidiaries to, make any Asset Sale (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower shall be governed by the provisions of Section 4.02(e) hereof), unless the Borrower (or the Subsidiary, as the case may
                be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of.



                                    ARTICLE V
                                EVENTS OF DEFAULT

SECTION 5.01. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:



        (a) The Borrower shall fail to pay any installment of principal of, or interest on, the Note within three (3) days of the date when due; or


        (b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or


        (c) Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied and unwaived for 10 days after written notice thereof shall have been given to the Borrower by the Bank; or


        (d) Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness (other than Indebtedness evidenced by the Note) of any Loan Party or enables the holder of such Indebtedness to accelerate the maturity thereof, if the aggregate principal amount of Indebtedness (regardless of whether such Indebtedness arises in one or more related or unrelated transactions) with respect to which such events or conditions shall have occurred exceeds Two Hundred Fifty Thousand Dollars ($250,000); or


        (e) Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property if such proceeding is not dismissed within 90 days of its institution; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or


        (f) Any judgment or order for the payment of money in excess of $250,000 shall be rendered against any Loan Party or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
                (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;


        (g) The Security Agreement or any other collateral document after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority security interest in any of the Collateral purported to be covered thereby;


        (h) Any event of default under any other agreement between any Loan Party and the Bank shall occur; or


        (i) Any event of default under and as defined in the Security Agreement shall have occurred and be continuing after the grace period, if any, therefor;


then, and in any such event, the Bank (i) may, by notice to the Borrower, declare its obligation to make Advances suspended or to be terminated, whereupon the same shall forthwith terminate, (ii) may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (iii) may make demand upon the Borrower to and forthwith upon such demand, the Borrower shall, pay to the Bank, in same day funds at the Bank's office, for deposit in a special non-interest bearing cash collateral account to be maintained at such office of the Bank, an amount equal to the unused portion of all Letters of Credit, such cash collateral account to be held for the benefit of the Bank for payment or reimbursement of any and all draws under any Letter of Credit; and (iv) proceed to enforce all its rights and remedies as provided in any Loan Document or by applicable law.

                                   ARTICLE VI
                                  MISCELLANEOUS

SECTION 6.01. AMENDMENTS, ETC. No amendment or waiver of any provision of any Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.


SECTION 6.02. NOTICES, ETC. All notices and other communications provided for hereunder or any other Loan Document shall be in writing (including telegraphic communication) and mailed, telegraphed, faxed or delivered, if to the Borrower, at its address at 4205 South 96th Street, Omaha, Nebraska, Attention: Chief Financial Officer; and if to the Bank, at its address at 1700 Farnam Street, Omaha, Nebraska 68102, Attention: Business Banking, or as to each party, at such other address as shall be designated by such party in a written notice to the other party. If notices or other communications are mailed, then they shall be mailed by registered or certified mail, return receipt requested, or if sent by telegraph, then receipt by the other party confirmed by the telegraph company. All such notices and communications shall, when mailed, telegraphed or faxed, be effective at the earlier of receipt or 3 days after deposit in the mails or delivered to the telegraph company or transmitted by fax, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of Article I hereof shall not be effective until received by the Bank.


SECTION 6.03. NO WAIVER; REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.


SECTION 6.04. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect on the date of this Agreement, except as otherwise stated herein.


SECTION 6.05. COSTS, EXPENSES AND TAXES. Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, and local counsel who may be retained by said counsel, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under the Loan Documents, and all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents; provided, however, that Borrower's maximum responsibility with respect to the reasonable fees and out-of-pocket expenses of counsel for the Bank in connection with the preparation of the Loan Documents shall be limited to an amount equal to $15,000. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.


SECTION 6.06 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Loan Parties against any and all of the obligations of the Loan Parties now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand under such Loan Document and although such obligations may be unmatured. The Bank agrees promptly to notify the Loan Parties after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.


SECTION 6.07. BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Nebraska.



        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.





                                          DATA DOCUMENTS, INC., a Nebraska
                                          corporation




                                          By:____________________________
                                          Title:_________________________





                                          FIRST BANK NATIONAL ASSOCIATION



                                          By:____________________________
                                          Title:_________________________